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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2099 DATED 05 FEBRUARY 2009

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF A$1,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$20,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017
CURRENTLY TOTALING A$ 2,240,622,000.00 (A$ 1,526,313,000.00 INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the US Prospectus dated December 17, 2004 (together, the "Original Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2008, and the US Prospectus dated December 10, 2007 (together, the "Prospectus") which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the Original Prospectus and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

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1.    (i)     Issuer:                           Queensland Treasury Corporation

      (ii)    Guarantor:                        The Treasurer on behalf of the
                                                Government of Queensland

2.            Benchmark line:                   2017

                                                (to be consolidated and form a
                                                single series with QTC 6% Global
                                                A$Bonds due 14 September 2017,
                                                ISIN US748305BG31)
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3.            Specific Currency or              AUD ("A$")
              Currencies:

4.    (i)     Issue price:                      110. 333%

      (ii)    Dealers' fees and commissions     No fee or commission is payable
              paid by Issuer:                   in respect of the issue of the
                                                bond(s) described in these final
                                                terms (which will constitute a
                                                "pricing supplement" for
                                                purposes of any offers or sales
                                                in the United States or to U.S.
                                                persons). Instead, QTC pays fees
                                                and commissions in accordance
                                                with the procedure described in
                                                the QTC Offshore and Onshore
                                                Fixed Interest Distribution
                                                Group Operational Guidelines.

5.            Specified Denominations:          A$1,000

6.    (i)     Issue Date:                       06 February 2009

      (ii)    Record Date (date on and from     6 March / 6 September. Security
              which security is Ex-interest):   will be ex-interest on and from
                                                7 March / 7 September.

      (iii)   Interest Payment Dates:           14 March / 14 September

7.            Maturity Date:                    14 September 2017

8.            Interest Basis:                   6 per cent Fixed Rate

9.            Redemption/Payment Basis:         Redemption at par

10.           Change of Interest Basis or       Not Applicable
              Redemption/Payment Basis:

11.   (i)     Status of the Bonds:              Senior and rank pari passu with
                                                other senior, unsecured debt
                                                obligations of QTC

      (ii)    Status of the Guarantee:          Senior and ranks pari passu with
                                                all its other unsecured
                                                obligations

12.           Method of distribution:           Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.           Fixed Rate Note Provisions
              Applicable

      (i)     Rate(s) of Interest:              6 per cent per annum payable
                                                semi-annually in arrears

      (ii)    Interest Payment Date(s):         14 March and 14 September in
                                                each year up to and including
                                                the Maturity Date

      (iii)   Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal
              (Applicable to bonds in           amount
              definitive form)

      (iv)    Determination Date(s):            Not Applicable

      (v)     Other terms relating to the       None
              method of calculating interest
              for Fixed Rate Bonds:
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PROVISIONS RELATING TO REDEMPTION

14.           Final Redemption Amount:          A$1,000 per bond of A$1,000
                                                Specified Denomination

                                                (NB: If the Final Redemption
                                                Amount is other than 100 per
                                                cent. of the nominal value the
                                                bonds will be derivative
                                                securities for the purposes of
                                                the Prospectus Directive and the
                                                requirements of Annex XII to the
                                                Prospectus Directive Regulation
                                                will apply and the Issuer will
                                                prepare and publish a supplement
                                                to the Prospectus)

15.           Early Redemption Amount(s)        Not Applicable
              payable on redemption for
              taxation reasons or on event of
              default and/or the method of
              calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.           Form of Bonds:                    Permanent Global Note not
                                                exchangeable for Definitive
                                                Bonds

17.           Additional Financial Centre(s)    Not Applicable
              or other special provisions
              relating to Payment Dates:

18.           Talons for future Coupons or      No
              Receipts to be attached to
              Definitive Bonds (and dates on
              which such Talons mature):

19.           Other terms or special            Not Applicable
              conditions:
                                                (When adding any other final
                                                terms consideration should be
                                                given as to whether such terms
                                                constitute "significant new
                                                factors" and consequently
                                                trigger the need for a
                                                supplement to the Prospectus
                                                under Article 16 of the
                                                Prospectus Directive)

DISTRIBUTION

20.   (i)     If syndicated, names and          Not Applicable
              addresses of Managers and
              underwriting commitments:

      (ii)    Date of Dealer Agreement:         05 February 2009

      (iii)   Stabilizing Manager(s)             Not Applicable
              (if any):

21.           If non-syndicated, name and       UBS AG Australia Branch
              address of relevant Dealer:       Level 25 Governor Phillip Tower
                                                1 Farrer Place
                                                Sydney NSW 2000

22.           Whether TEFRA D or TEFRA C        TEFRA Not Applicable
              rules applicable or TEFRA rules
              not applicable:

23.           Non exempt Offer                  Not Applicable
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                                                (N.B. Consider any local
                                                regulatory requirements
                                                necessary to be fulfilled so as
                                                to be able to make a non-exempt
                                                offer in relevant jurisdictions.
                                                No such offer should be made in
                                                any relevant jurisdiction until
                                                those requirements have been
                                                met. Non-exempt offers may only
                                                be made into jurisdictions in
                                                which the base prospectus (and
                                                any supplement) has been
                                                notified/passported.)

24.           Additional selling                Not Applicable
              restrictions:
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LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$20,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    -----------------------------------------
    Duly authorized

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                            PART B--OTHER INFORMATION

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1.       LISTING AND ADMISSION TO TRADING

         (i)      Listing                       Bourse de Luxembourg.

         (ii)     Admission to trading:         Application has been made by the
                                                Issuer (or on its behalf) for
                                                the bonds to be admitted to
                                                trading on the regulated market
                                                of the Bourse de Luxembourg with
                                                effect from the Issue Date.

                                                (Where documenting a fungible
                                                issue need to indicate that
                                                original securities are already
                                                admitted to trading.)

2.       RATINGS

         Ratings:                               The bonds to be issued have been
                                                rated:

                                                S&P:     AAA
                                                Moody's: Aaa

                                                An obligation rate 'AAA' by S&P
                                                has the highest credit rating
                                                assigned by Standard & Poor's.
                                                The obligor's capacity to meet
                                                its financial commitment on the
                                                obligation is extremely strong.

                                                Obligations rated 'AAA' by
                                                Moody's are judged to be of the
                                                highest quality with minimal
                                                credit risk.

                                                A credit rating is not a
                                                recommendation to buy, sell or
                                                hold securities and may be
                                                revised or withdrawn by the
                                                rating agency at any time. Each
                                                rating should be evaluated
                                                independently of any other
                                                rating.

                                                (The above disclosure should
                                                reflect the rating allocated to
                                                bonds issued under the bond
                                                facility generally or, where the
                                                issue has been specifically
                                                rated, that rating.)

3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute "significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)      Reasons for the Offer:                 See "Use of Proceeds" section in
                                                the prospectus supplement--if
                                                reasons for offer different from
                                                making profit and/or hedging
                                                certain risks will need to
                                                include those reasons here.

(ii)     Estimated net proceeds:                Not Applicable.

                                                (If proceeds are intended for
                                                more than
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                                                one use will need to split out
                                                and present in order of
                                                priority. If proceeds
                                                insufficient to fund all
                                                proposed uses state amount and
                                                sources of other funding.)

(iii)    Estimated total expenses:              Not Applicable.

                                                [Expenses are required to be
                                                broken down into each principal
                                                intended "use" and presented in
                                                order of priority of such
                                                "uses".]

5.       YIELD

         Indication of yield:                   4.86%

                                                Calculated as 7 basis points
                                                less than the yield on the
                                                equivalent A$ Domestic Bond
                                                issued by the Issuer under its
                                                Domestic A$ Bond Facility on the
                                                Trade Date.
                                                The yield is calculated at the
                                                Trade Date on the basis of the
                                                Issue Price. It is not an
                                                indication of future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                             US748305BG31

(ii)     Common Code:                           027594204

(iii)    CUSIP Code:                            748305BG3

(iv)     Any clearing system(s) other than      Not Applicable
         Depositary Trust Company, Euroclear
         Bank S.A./N.V. and Clearstream
         Banking, societe anonyme and the
         relevant identification number(s):

(v)      Delivery:                              Delivery free of payment

(vi)     Names and addresses of additional      [ ]
         Paying Agent(s) (if any):

7.       TERMS AND CONDITIONS OF THE OFFER

(i)      Offer Price;                           Not applicable

(ii)     [Conditions to which the offer is      Not applicable
         subject;]

(iii)    [Description of the application        Not applicable
         process;]

(iv)     [Details of the minimum and/or         Not applicable
         maximum amount of application;]

(v)      [Description of possibility to         Not applicable
         reduce subscriptions and manner for
         refunding excess amount paid by
         applicants;]

(vi)     [Details of the method and time        Not applicable
         limits for paying up and delivering
         the bonds;]

(vii)    [Manner in and date on which results   Not applicable
         of the offer are to be made public;]
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(viii)   [Procedure for exercise of any right   Not applicable
         of pre-emption, negotiability of
         subscription rights and treatment of
         subscription rights not exercised;]

(ix)     [Categories of potential investors     Not applicable
         to which the bonds are offered and
         whether tranche(s) have been
         reserved for certain countries;]

(x)      [Process for notification to           Not applicable
         applicants of the amount allotted
         and the indication whether dealing
         may begin before notification is
         made;]

(xi)     [Amount of any expenses and taxes      Not applicable
         specifically charged to the
         subscriber or Purchaser;]

(xii)    [Name(s) and address(es), to the       None
         extent know to the Issuer, of the
         placers in the various countries
         where the offer takes place.]
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